Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:12 PM 11/08/2018	CERTIFICATE OF AMENDMENT
FILED 05:12 PM 11/08/2018	OF THE CERTIFICATE OF INCORPORATION
SR 20187553819 - File Number 7126078	OF
ROARING FORK ACQUISITION CORP.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That by unanimous written consent in lieu of a meeting of the board of directors of Roaring Fork Acquisition Corp. (the "Corporation"), pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment of the certificate of incorporation of the Corporation (the "Certificate of Incorporation"), declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Section thereof numbered "Section 4.1" so that, as amended, said Section shall be and read as follows:

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 441,000,000 shares, consisting of (a) 440,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), including (i) 400,000,000 shares of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), and (ii) 40,000,000 shares of Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock"), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The powers, preferences, and relative, participating, optional and other special rights of the respective classes of the Corporation's capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as follows.

SECOND: That, by written consent executed in accordance with Section 228 of the General Corporation Law of the State of Delaware, the sole stockholder of the Corporation was given written notice of the proposed amendment to the Certificate of Incorporation and voted in favor of the adoption of the amendment to the Certificate of Incorporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 8th day of November, 2018.

[Signature Page Follows]

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	Secretary